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                                                                  Exhibit 10.15

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                                1114 First Avenue
                            New York, New York 10021


                                   May 1, 2001



St. James Associates, L.P.
c/o The Smith & Wollensky Restaurant Group, Inc.
1114 First Avenue
New York, New York 10021

                       Smith & Wollensky Restaurant (the "Restaurant") located at Third Avenue and East 49th Street, New York, NY
                       --------------------------------------------------

Gentlemen:

            As you know, The Smith & Wollensky Restaurant Group, Inc. and its predecessors in interest (collectively, "SWRG") have been managing the Restaurant since it opened in 1977. The purpose of this letter is to set forth the terms of a management agreement (the "Agreement") between SWRG, as Manager, and St. James Associates, L.P. (the "Partnership") as follows:


                  1.    RETENTION:        The Partnership hereby retains SWRG
                        to manage the Restaurant and to perform the other services hereinafter set forth in this Agreement.

                  2.    TERM:             The term ("Term") of this Agreement
                        shall commence on the date hereof and continue until terminated as hereinafter provided.

                  3.    COMPENSATION:     During the Term, SWRG shall be
                        compensated solely as provided in the First Amended and Restated Agreement of Limited Partnership of St. James Associates, L.P. dated as of December 1, 1999 (the "Partnership Agreement"), that is, by payment solely of an annual fee of 2.3% of Sales (as defined on the date hereof in the Partnership Agreement) in consideration of its rendering the services set forth in that portion of the third (3rd) sentence of paragraph (F) of Article 9 (RIGHTS, DUTIES AND OBLIGATIONS OF PARTNERS) of the Partnership Agreement, as such sentence appears on the date hereof, which portion of the sentence begins on line 18 of page 17 of that instrument and ends on line 2 of page 18 with the words

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                        "(hereinafter defined)"; provided, however, during the
                        Term the foregoing covenant does not, except to the extent expressly hereinafter set forth in this paragraph, limit the right of Chamblair Realty, Inc. set forth in the balance of said third (3rd) sentence commencing with the words "provided, however", to terminate or replace SWRG (which right may be exercised only on or after the date that the business and operations of SWRG are no longer operated and directed by Alan N. Stillman ("Stillman), whether by reason of his death, incapacity, retirement or otherwise), but Chamblair Realty, Inc. shall not, during the Term, exercise such right to (A) terminate SWRG except as provided in paragraph 5 of this agreement or (B) replace SWRG until after the date set forth in the notice of termination sent pursuant to paragraph 5 (B) of this agreement.

                  4.    DUTIES:     (A) SWRG shall continue to manage and market
                        the Restaurant and to direct the day to day operations of the Partnership and M W Realty Associates, L. P. (the "Related Partnership") and to report and make distributions to the partners of the Partnership and of the Related Partnership, all of which duties shall be performed in the same manner as has been performed since the opening of the Restaurant in 1977.

                                    (B) SWRG shall prepare and deliver to each
                        of Chamblair (hereinafter defined) and the limited partners of the Partnership and the Related Partnership no later than the twentieth (20th) day of each month, financial statements in form and substance similar to the financial statements now prepared and delivered to Chamblair and the limited partners of the Partnership and the Related Partnership showing, with respect to the prior month, the income and expenses of the Restaurant and setting forth the Sales, Available Funds (as defined on the date hereof in the Partnership Agreement, but excluding from such definition all receipts by the Partnership pursuant to that certain Sale and License Agreement dated August 16, 1996 between the Partnership and SWRG, as the same may, from time to time, be amended) and the Gross Profit Margin (which is defined to mean the gross profit of the operation of the Restaurant divided by Sales) for the prior month.

                  5.    TERMINATION:      Chamblair Realty, Inc. or  such other
                        person, firm or entity designated in writing by Chamblair Realty, Inc. (collectively, "Chamblair"), may elect, by notice in writing sent to SWRG, to terminate this Agreement for any of the reasons set

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                        forth below in either paragraph (A) or (B) of this
                        paragraph 5, such termination to be effective:

                              (A), with respect to a notice of termination sent as a result of the failure of SWRG to perform its obligations under either (x) paragraph 4 (A) of this Agreement for a period of thirty (30) days after notice from Chamblair setting forth the manner in which SWRG has so failed or (y) paragraph 4 (B) of this Agreement for a period of three (3) days after notice from Chamblair setting forth the manner in which SWRG has so failed, thirty (30) days after the sending of such notice of termination if such notice is the result of the failure referred to in paragraph 5 (A) (x), and three (3) days after the sending of such notice of termination if such notice is the result of the failure referred to in paragraph 5 (A) (y); or

                              (B), with respect to a notice of termination sent as a result of the business and operations of SWRG no longer being directed by Stillman, whether by reason of his death, incapacity, retirement or otherwise, on the date set forth in said notice of termination, provided such notice of termination is sent to SWRG no later than sixty (60) days after the receipt by Chamblair and the limited partners of the Partnership and the Related Partnership of financial statements prepared by SWRG in a manner consistent with the manner in which such financial statements are now prepared which indicate that either (i) for any quarter, Sales were less than $5.3 million or Available Funds were less than $1.4 million or the Gross Profit Margin is less than 70% or (ii) for any trailing four (4) quarters, Sales were less than $25 million or Available Funds were less than $7 million or the Gross Profit Margin was less than 72%; provided, however, effective as of January 1, 2004 and as of each January 1st thereafter during the term of this Agreement (each such January 1st date being hereinafter referred to as an "Effective Date"), the Sales and Available Funds, as the case may be, in effect on the date immediately preceding the applicable Effective Date ("Preceding Date") shall each be increased by 50% of the product of (1) the Sales and Available Funds, as the case may be, in effect on such Preceding Date, multiplied by (2) a fraction (x) the numerator of which shall be the Index for the month in which such Preceding Date occurs less, for the first such adjustment, the Index for December, 2000, and,

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                              for each subsequent adjustment, the Index for the
                              month in which the immediately prior Preceding Date occurred, and (y) the denominator of which shall be, for the first such adjustment, the Index for December, 2000, and, for each subsequent adjustment, the Index for the month in which the immediately prior Preceding Date occurred; or

                              (C), with respect to a notice of termination sent as a result of the sale of either (i) the Restaurant or (ii) all of the partnership interests of the Partnership, on the closing of the sale.

                              Upon receipt of a notice of termination sent pursuant to (A) or (B) above, SWRG shall fully cooperate with the Partnership in its search for a replacement manager and, upon the selection of such replacement manager by Chamblair Realty, Inc. as provided in paragraph 3 of this agreement or in the event of a new owner, proceed to transfer, in an orderly manner, all management responsibilities to the new manager so that the transition from SWRG to the new manager is harmonious and does not disrupt the operation of the Restaurant.

                              As used in this agreement the term Index shall mean the "All-Items" Consumer Price Index for All Urban Consumers in the New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, determined by the Bureau of Labor Statistics of the United States Department of Labor (1982-84 = 100), as published by the U.S. Department of Labor, or, if such Index is discontinued, the most comparable Index published by any other governmental agency, reflecting changes in the cost of housing, energy and services.

                  6.    CONSTRUCTION:     This agreement shall be construed in
                        accordance with the laws of the State of New York.

                  7.    CONDITION:        In the event that the initial public
                        offering by SWRG does not become effective on or before July 31, 2001, either Chamblair or SWRG, may, at any time after such date, elect by notice in writing to the other, to terminate this agreement. Upon the sending of such notice, this agreement, and all rights arising thereunder, shall be terminated and of no further force or effect.

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                  8.    SEVERABILITY:     If any provision of this agreement or
                        the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  9.    BINDING EFFECT:   This agreement shall be binding upon
                        SWRG and the Partnership and its respective successors and assigns. It may not be modified except by an instrument signed by SWRG and by the Partnership.



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            If the foregoing is in accordance with your agreement and
understanding, please so indicate by signing a copy of this letter where indicated below and returning it to the undersigned.

                              Very truly yours,

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                              SMITH & WOLLENSKY RESTAURANT GROUP, INC.


                              By
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                                   James Dunn, President

The foregoing is agreed to:

ST. JAMES ASSOCIATES, L.P.
A Limited Partnership

By: SMITH & WOLLENSKY OPERATING CORP.
       General Partner

      By______________________________
         Alan N. Stillman, President

By: CHAMBLAIR REALTY, INC.
       General Partner


      By_____________________________
         Thomas J. Malmud, President